Exhibit 99.1

Cubic Strengthens NextCity and NextMission Strategies with the Completion of Delerrok and PIXIA Acquisitions

Acquisitions to enhance growth priorities for Cubic Transportation Systems and Cubic Mission Solutions business segments

SAN DIEGO – Jan. 6, 2020 – Cubic Corporation (NYSE:CUB) today announced the completion of the acquisitions of Delerrok, a provider of a cloud-hosted, multi-agency fare collection platform for small- to mid-sized transit operators, and PIXIA, a provider of high performance, cloud-based solutions to manage and access massive amounts of imagery data. Cubic acquired the remaining 82.5 percent of Delerrok’s outstanding equity for $36.4 million. In prior fiscal years, Cubic paid $6.5 million to purchase the initial 17.5 percent of Delerrok’s outstanding equity. The transaction is expected to be neutral to Adjusted EPS by fiscal year 2021 and accretive beginning fiscal year 2022. Additionally, Cubic acquired the remaining 80 percent of the outstanding equity of PIXIA for $200 million. Cubic had paid $50 million to purchase the initial 20 percent of the outstanding capital stock of PIXIA, representing a multiple of less than 11 times on full calendar year 2020 Adjusted EBITDA. As announced on November 20, 2019, the combined transactions are included in our guidance for fiscal year 2020 and are expected to contribute approximately $40 million in Sales, $15 million of Adjusted EBITDA and add approximately $0.20 to Adjusted EPS for fiscal year 2020.

Cubic leverages Delerrok’s TouchPass platform in combination with its Transit-Management-as-a-Service (TMaaS) platform to deliver a comprehensive set of payment, mobile and real-time information solutions at an affordable price. PIXIA enhances Cubic’s Command and Control, Intelligence, Surveillance and Reconnaissance (C2ISR) digital platform and further enables real-time, cloud strategy to provide information to the edge of the battlefield.

“With Delerrok, we will deliver full-featured electronic fare collection benefits to small- and mid-market transportation customers; and with PIXIA’s proven track record of supporting the defense and intelligence community with managing geospatial data, we will further strengthen our C2ISR business,” said Bradley H. Feldmann, chairman, president and chief executive officer of Cubic Corporation. “We are pleased to welcome both Delerrok and PIXIA to our Cubic family and look forward to accelerating our key growth priorities in our NextCityTM and NextMissionTM strategies.”

“Being recognized by Cubic, the world leader in large-scale, account-based fare collection systems, is validation of our mission to make the features of big-city fare systems accessible to small- and mid-sized agencies through TouchPass, our cloud-based fare-collection-as-a-service offering,” said Bob Hamilton, president and chief executive officer of Delerrok. “Joining with Cubic allows us to take TouchPass to the next level.”

More than 70 percent of transit agencies in North America are dependent on cash and paper-based fare products. The fare collection-as-a-service model offers automatic fare collection as a subscription service, enabling agencies to quickly launch the platform at a lower implementation and operating cost. Delerrok’s solution offers a full suite of ticketing options, giving agencies the ability to provide travelers with the benefits of electronic ticketing, while allowing access to deeper insights into agency operations through enhanced and actionable data.

“We are honored and excited to join the Cubic team. We will continue to offer our customers the highest standard of commercial software for data management and dissemination and will now be able to vastly expand that offering by integrating Cubic’s state of the art software and hardware capabilities to provide more end-to-end solutions,” said Rudi Ernst, chief executive officer of PIXIA Corp. “I cannot think of another company that would be more synergistic to what we have created over the past two decades.”

PIXIA offers cloud-based platforms designed to manage and share large amounts of imagery data, wide-area motion imagery and geospatial data for the U.S. Intelligence Community, Department of Defense and other government customers. PIXIA also offers commercial software-based solutions to support disconnected users at the tactical edge. PIXIA focuses on enabling U.S. government operators, intelligence analysts and policy makers to rapidly and efficiently access, manage and distribute large data to generate actionable intelligence. PIXIA specializes in live and dynamic data, beyond still imagery and video, which enables users to manage and share data from the Cloud to the cargo pocket.

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About Cubic Corporation

Cubic is a technology-driven, market-leading provider of integrated solutions that increase situational understanding for transportation, defense C4ISR, and training customers worldwide to decrease urban congestion and improve the militaries’ effectiveness and operational readiness. Our teams innovate to make a positive difference in people’s lives. We simplify their daily journeys. We promote mission success and safety for those who serve their nation. For more information about Cubic, please visit www.cubic.com or on Twitter @CubicCorp.

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